ANNUAL
                                     REPORT

                                October 31, 2002



THE RAINBOW FUND, INC.
375 South End Ave, Suite 28-L
New York,  NY  10280
(646) 279-7206

CUSTODIAN
Firstar Bank, N.A.
425 Walnut St. Mail location 6118
Cincinnati, OH 45201

TRANSFER AGENT
Investor Data Services
Bowling Green Station
PO Box 897
New York, NY 10274

COUNSEL
Kirkpatrick & Lockhart LLP
599 Lexington Ave, 32 floor
New York, NY 10022-6030

INDEPENDENT AUDITOR
Tait, Weller & Baker
1818 Market Street, Suite 2400
Philadelphia, PA 19103

OFFICERS AND DIRECTORS:

ARIEL J. GOODMAN
Chairman of the Board, President
Treasurer & Secretary

General Partner of  Furman Anderson & Co.
General Partner of  Investor Data Services

STUART BECKER
Certified Public Accountant
President of Becker & Company, LLC


This report is authorized for distribution only when preceded or accompanied by the prospectus of The Rainbow Fund, Inc., which includes information about investment policies, redemption of shares of the Fund, voting privileges, and shareholders' purchase plans.

Dear Shareholders:

Prior to the horrific events that occurred on September 11th , corporate earnings were down and the economy was weak. September 11th pushed an economy that had been teetering on the verge of a recession over the edge. The markets have spent an uncertain year with worries of war and other acts of terrorism. This uncertainty has caused a general market decline. During the fund's fiscal year ended October 31, 2002, the fund's net assets decreased by 13.80%.

For the short term, we are likely to still be in a difficult period. Remember that a recession is followed by a recovery, just as we experienced in the 1990-1991 market. We expect it will last a little longer this time, but the market will begin to recover before the economy statistically emerges from this recession. It is difficult to pinpoint the beginning of a recovery, however, we believe steps being taken by U.S. Policy makers (interest rates, money supply, tax relief, etc.) will insure that our economic systems remain strong.





                                                     Very truly yours,

                                                     /s/ Robert M. Furman
                                                     ---------------------------
                                                     ROBERT M. FURMAN
                                                     Portfolio Manager


                                                     /s/ Ariel J. Goodman
                                                     ---------------------------
                                                     ARIEL J. GOODMAN
                                                     President


New York, New York
December 30, 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholders and Board of Directors
The Rainbow Fund, Inc.

We have audited the accompanying statement of assets and liabilities of the Rainbow Fund, Inc. (the "Fund"), including the schedule of investments as of October 31, 2002, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2002 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material aspects, the financial position of The Rainbow Fund, Inc. as of October 31, 2002, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                     TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
December 23, 2002
--------------------------------------------------------------------------------

Notes to Financial Statements
October 31, 2002

1.   Significant Accounting Policies
     The company is registered under the Investment Company Act of 1940, as a non-diversified, open-end management investment company whose objective is growth of capital.
          A. Security Valuation - Investments in securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price, except for short positions and call options written, for which the last quoted asked price is used. Short-term notes are stated at amortized cost, which approximates value.
          B. Federal Income Taxes - The company's policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders. Therefore, no federal income tax provision is required.
          C. Other - The company follows industry practice and records security transactions on the trade date. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis.
          D. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assests and liabilities at the date of the financial statements. Actual results could differ from those estimates.
          E. Reclassification of Captial Accounts - The Fund accounts and reports for distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Positiion 93-2:
     Determination, Disclosure, and Financial Statement Presentation of Income, Capital and Return of Capital Distributions by Investment Companies. For the year ended October 31, 2002, the Fund decreased paid-in capital by $62,423 due to the Fund Experiencing net investment losses. Accumulated net realized loss on investments and net assets were not affected by this change.
2.   Capital Share Transactions
     At October 31, 2002, there were 2,000,000 shares of par value stock authorized.

Transactions in capital stock were as follows:
                                             Shares             Amount
                                                (000s Omitted)
                                        Oct 31   Oct 31     Oct 31    Oct 31
                                         2002     2001       2002      2001
                                         ----     ----       ----      ----
Shares sold and
  Reinvestments                         --      280    $    --    $   900
Shares redeemed                       (820)  (2,347)   $(2,306)   $(7,144)
                                     -------------------------------------
Net decrease                          (820)  (2,067)   $(2,306)   $(6,244)
                                      ====================================
3.   Investments Transactions

     The cost of the purchases and proceeds from sales of investment securities other than U.S. Government obligations and short term notes were $581,705 and $377,870 respectively.
     Based on cost for federal income tax purposes:

(a)  Aggregate gross unrealized appreciation
     for all securities in which there
     is an excess of value over costs.............      $106,679
                                                       ---------
(b)  Aggregate gross unrealized depreciation
     for all securities in which there
     is an excess of costs over value.............     ($140,837)
                                                       ---------
(c)  Net unrealized depreciation..................     ($ 34,158)
                                                       ---------
(d)  Aggregate cost of common stocks for
     federal income tax purposes..................      $640,014
                                                       ---------
4.   Investment Advisory Fees

     The company pays advisory fees for investment management and advisory services under a management agreement ("Agreement") that provides for fees to be computed at an annual rate of .625 percent of the average annual net asset value with respect to that portion of net assets not exceeding $2,000,000; .5 percent with respect to that portion of net assets between $2,000,000 and $5,000,000; and .375% of such assets in excess of $5,000.000. The Agreement provides for a fee reduction, but not below zero, by the amount, if any, by which the expenses of the Fund (exclusive of such compensation, interest, brokerage commissions, taxes, dividends on short sales and legal fees incurred in connection with litigation in which the Fund is a plaintiff) exceed the following percentages of average annual net assets of the Fund: $0 -- $10,000,000 - 3%; $10,000,000 -
$30,000,000-1/2%; and above $30,000,000 - 1/4%. The advisor's fee will also be reduced (but not below zero) by 50% of the amount by which brokerage fees received by the advisor in respect of the Fund's portfolio transactions exceed 2% of the Fund's average annual net assets.

Notes to Financial Statements
October 31, 2002

     The advisory fee computation during the two year period ended October 31, 2002 follows:

                     Reduction Due to
                        Limitations
                        -----------
             Gross                              Net
   Fiscal   Advisory                Commis-    Advisory
    Year     Fee       Expenses      sions      Fees
-------------------------------------------------------
   2002      $4,522     $4,522       -0-          -0-
   2001      $4,995     $4,995       -0-          -0-


     Under the Advisory Agreement, it is recognized that the advisor will act as the Fund's principal broker. During the period, the Fund paid aggregate commissions of $6,878 to brokers, through whom the advisor's brokerage transactions were cleared. Of the commissions paid, $6,508 was paid to the principals of the advisor.


5.  Loss Carryovers and Distribution to Shareholders

     At October 31, 2002, the Fund had capital loss carryovers in the amount of $106,384 available to offset future capital gains, of which $77,658 expires in 2007 and $28,726 expires in 2010. There were no distributions to shareholders for the years ended October 31, 2002 and 2001.

                       MANAGEMENT OF THE FUND-(Unaudited)


     The business and affairs of the Fund are managed by a board of directors. Among other things, the board of directors possesses the authority to issue shares in the Fund, enter into management or investment advisory contracts, authorize the repurchase of shares of the Fund, and declare and pay dividends and distributions from the Fund. Below is information about each officer and director of the Fund.


Name, Address, and Age                    Position(s)                        Principal
                                         Held with                       Occupation(s) During
                                            Fund                            Past Five Years
Robert M.  Furman*                       Chairman of the       Principal general partner of Furman, Anderson & Co., the
1070 Park Avenue                         Board                 Fund's adviser, 1982 to present; Registered
Apt. 15C                                 Treasurer             representative of Glickenhaus & Company, which is the
New York, NY  10128                                            Fund's principal broker from April 2001 to present;
                                                               Registered representative of May Davis Group,
Age 68                                                         broker-dealer, May 2000 to April 2001; Registered
                                                               representative of Drake & Company from March, 1998 to
                                                               May 2000;

                                                               Principal registered representative for the Fund, 1974
                                                               to present;

                                                               General Partner of Investor Data Services, transfer agent
                                                               and portfolio pricing and accounting services company
                                                               that performs services for the Fund, 1986 to present.

Ariel J. Goodman*                         Director             Partner of Furman, Anderson & Co., the Fund's Adviser,
375 South End Avenue                      President            1997 to present; General Partner of Investor Data
New York, NY  10280                       Secretary            Services, transfer agent and portfolio pricing and
                                                               accountant services company that performs services for
Age 36                                                         the Fund, 1997 to present;

                                                               Registered representative of Paragon Capitial,
                                                               broker-dealer, August 2002 to present;

                                                               Registered representative of May Davis Group,
                                                               May 2000-January 2002

                                                               Registered representative 1998 to May 2002 of Drake &
                                                               Company, broker-dealer, 2000;

                                                               Registered representative A.G. Edwards & Sons,
                                                               broker-dealer, 1995-1997;

                                                               Dreyfus, financial consultant, 1993-1995; Principal



Stuart Becker                             Director             Partner of Becker & Company, P.C., public accountants,
Becker & Company                                               1990 to present.
551 Madison Avenue
8th Floor
New York, NY  10022

Age 56


*Mr. Furman and Ms. Goodman are "interested persons" of the Fund, as defined in the 1940 Act, by virtue of their ownership interests in Furman, Anderson & Co.

Statement of Operations
 For the year ended October 31, 2002
 Investment Income:
Income:
     Dividends ..........................................   $   2,262
     Interest ...........................................       1,752
     Other Income .......................................      10,000
                                                            ---------
       TOTAL INCOME .....................................   $  24,014
                                                            ---------
Expenses:
Investment Advisory Fee (Note 4) ........................       4,522
Professional Fees .......................................      25,636
Custodian Fees ..........................................       2,988
Transfer Agent Fees .....................................       7,200
Portfolio Pricing and Accounting Fees ...................      16,800
Reports to Shareholders .................................       2,516
State and Local Taxes ...................................         600
Insurance Expense .......................................         748
Directors' Fees and Expenses ............................         600
Audit Fees ..............................................      11,000
Hardware Expense ........................................       4,865
Software Fees ...........................................       9,137
Other ...................................................       4,347
                                                            ---------
TOTAL EXPENSES ..........................................      90,959
EXPENSE WAIVED ..........................................   $  (4,522)
                                                            ---------
NET EXPENSES ............................................      86,437
                                                            ---------
NET INVESTMENT LOSS .....................................   $ (62,423)
                                                            ---------
NET REALIZED LOSS ON:
         Investments ....................................     (28,726)

NET CHANGE IN UNREALIZED DEPRECIATION DURING THE YEAR ON:
         Investment securities ..........................     (12,357)
                                                            ---------

NET REALIZED AND UNREALIZED LOSS ON INVESTMENTS .........     (41,083)
                                                            ---------
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS ....   $(103,506)
                                                            =========
The notes to financial statements are an integral part of these statements.

    The Rainbow Fund, Inc.
    FINANCIAL HIGHLIGHTS
    For a capital share outstanding throughout each year

                                                                                     October 31
                                                           -------------------------------------------------------------
                                                              2002            2001        2000       1999         1998
    Net Asset Value, Beginning of the Year                 $  2.97          $ 3.32       $3.47      $3.59        $6.56
                                                           -------------------------------------------------------------
    Income From Investment Operations
    Net Investment Loss                                         (0.25)         (0.16)     (0.13)      (0.03)       (0.12)

    Net Realized & Unrealized Gain/Loss On Investments          (0.16)         (0.19)     (0.02)      (0.09)       (0.10)
                                                           -------------------------------------------------------------
    Total From Investment Operations                            (0.41)         (0.35)     (0.15)      (0.12)       (0.22)
                                                           -------------------------------------------------------------
    Less Distributions:
       From Net Capital Gains                                   --            --           --         --           (2.75)
                                                           -------------------------------------------------------------
    Total Distribution                                          --            --           --         --           (2.75)
                                                           -------------------------------------------------------------
    Net Asset Value, End of Year                           $     2.56         $ 2.97     $ 3.32     $  3.47      $  3.59
                                                           -------------------------------------------------------------
    Total Return                                               (13.80%)       (10.54%)    (4.32%)     (3.34%)      (9.95%)
    Ratios / Supplemental Data:
    Net Assets, End of Year (thousands)                    $      649       $    754    $   849    $    921    $     997

    Ratio of Expenses to Average Net Assets                     11.87%          7.27%      6.48%       6.01%        3.73%
    Ratio of Expenses to Average Net Assets                     12.49%
    Prior to Reimbursement

    Ratio of Net Investment Loss to
       Average Net Assets                                       (8.57%)        (5.21%)    (4.13%)     (3.71%)      (2.64%)
       Portfolio Turnover                                          60%           122%       220%        127%          64%



Statement of Assets and Liabilities
October 31, 2002

ASSETS:
Investments in securities, at  value (Note 1A) ...........     $ 605,856
                  Identified Cost ........................       640,014
Cash  and Cash equivalents ...............................        35,641
Interest and dividends receivable ........................         1,003
Other Assets .............................................         6,000
                                                               ---------
         TOTAL ASSETS ....................................     $ 648,500
                                                               =========


LIABILITIES: .............................................     $      --
                                                               ---------
NET ASSETS (equivalent to $2.56 per share
            based on 253,098 shares of capital
            stock outstanding) (Note 3) ..................     $ 648,500
                                                               ---------
Components of Net Assets
Paid in Capital ..........................................     $ 789,042
Accumulated net realized losses on investment transactions      (106,384)
Accumulated unrealized appreciation (depreciation) on:
                                        Investments ......       (34,158)
                                                               ---------
         NET ASSETS ......................................     $ 648,500
                                                               =========

                                  I

Statement of Changes in Net Assets
Years Ended October 31, 2002 and 2001
                                                        October 31,    October 31,
                                                           2002           2001
                                                         ---------      ---------
Increase (decrease) in net assets from operations:
Investment loss net ................................     $ (62,423)     $ (41,547)
Net realized gain (loss) from investments ..........       (28,726)        17,452
Net change in unrealized depreciation ..............       (12,357)       (64,522)
Net decrease in net assets resulting from operations      (103,506)       (88,617)


Capital share transactions (Note 2) ................        (2,306)        (6,244)
       Total decrease in net assets ................      (105,812)       (94,861)

Net Assets:
       Beginning of year ...........................       754,312        849,173
       End of year .................................     $ 648,500      $ 754,312


The notes to financial statements are an integral part of these statements


Investments in Securities
Common Stocks and Warrants:
                                                                                        Market
Shares         Item                                                                     Value
               BUILDING-RESIDENTIAL & COMMERCIAL                       (8.04%)
2,700          D.R. Horton, Inc. ................................                       52,110

               CABLE TV                                                (2.94%)
2,000          Cablevision Systems...............................                       19,040

               COAL                                                    (4.52%)
1,500          Penn Virginia Resource Partners, LP...............                       29,310

               FINANCIAL - GUARANTEE INSURANCE                         (3.22%)
500            MGIC Investment Company...........................                       20,965

               FINANCIAL-MORTGAGE LOANS                               (17.24%)
1,000          Countrywide Credit Ind., Inc. ....................                       50,310
1,000          Freddie Mac.......................................                       61,520
                                                                                       111,830

               FINANCIAL-SAVINGS & LOAN                               (24.23%)
3,600          Golden State Bancorp, Inc. .......................                      132,444
7,600          Golden State Bancorp, Inc Wts.....................                        8,056
700            Household Intl. ..................................                       16,625
                                                                                       157,125

               FOOD                                                    (3.76%)
2,000          Chiquita Brands Intl.*............................                       24,400

               OIL COMPANIES                                          (12.31%)
1,000          Anadarko Petroleum Corp. .........................                       44,600
1,000          Valero Energy Corp................................                       35,250
                                                                                        79,850

               REAL ESTATE INVESTMENT TRUST                            (5.34%)
2,000          New Plan Exel Realty Trust........................                       34,600

               TOBACCO                                                 (5.03%)
800            Philip Morris Companies Inc. .....................                       32,616


               TRANSPORT-MARINE                                        (6,79%)
3,000          Stelmar Shipping Limited*.........................                       44,010


               TOTAL COMMON STOCKS & WARRANTS (Cost $640,014)                      $   605,856

               TOTAL INVESTMENTS IN SECURITIES (Cost $640,014)..      (93.42%)     $   605,856
               OTHER ASSETS LESS LIABILITIES.....................      (6.58%)     $    42,644
               TOTAL NET ASSETS..................................    (100.00%)     $   648,500





                     * Denotes non-income producing security
               The notes to the financial statements are an integral part of these statements.